Exhibit 99.1

EVERBANK ANNOUNCES PRICING OF ITS SUBORDINATED NOTES

June 26, 2015 - Jacksonville, FL - EverBank Financial Corp (NYSE: EVER) today announced the pricing of its offering of $175 million aggregate principal amount of its subordinated notes due 2025 in a registered public offering. The Notes will mature on July 2, 2025 and bear interest at 5.75% per annum, payable semi-annually in arrears on January 2 and July 2 of each year, commencing on January 2, 2016. The Notes were issued at a price of 100% of par.

The company intends to use the net proceeds from this offering for general corporate purposes, which may include advances to subsidiaries to finance their activities. The offering is expected to close on June 30, 2015, subject to customary closing conditions.

BofA Merrill Lynch, J.P. Morgan and UBS Investment Bank are acting as joint book-running managers for the offering and the representatives of the underwriters, and Raymond James is serving as a co-manager for the offering. Copies of the prospectus and related prospectus supplement, may be obtained from BofA Merrill Lynch, 222 Broadway, 11th Floor, New York, NY, 10038, Attn: Prospectus Department, (800) 294-1322, or by emailing dg.prospectus_requests@baml.com; or from J.P. Morgan, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, (212) 834-4533; or from UBS Investment Bank, 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Department, (888) 827-7275. You may also obtain these documents free of charge by visiting the Securities and Exchange Commission's ("SEC") website at www.sec.gov

The Notes will be issued pursuant to an effective shelf registration statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these or any other securities, nor will there be any sale of these or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT EVERBANK FINANCIAL CORP

EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $23.3 billion in assets and $16.1 billion in deposits as of March 31, 2015. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country.
Forward-Looking Statements
Any statements of EverBank's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the offering and the use of proceeds therefrom, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from EverBank's present expectations. These risks and uncertainties include, but are not limited to, market conditions affecting the offering. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and EverBank undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in EverBank's filings with the SEC.

INVESTOR CONTACT
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

MEDIA CONTACT
Michael Cosgrove
Michael.Cosgrove@everbank.com
904.623.2029